                            ASSET PURCHASE AGREEMENT


                            Dated September 30, 1994

                                  by and among


                                 RBCACQ, INC.,

                                      and

                             ODDZON PRODUCTS, INC.,
                             SCOTT STILLINGER, and
                                  MARK BUTTON

                               TABLE OF CONTENTS


SECTION 1.       ASSETS TO BE ACQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SECTION 2.       LIMITED LIABILITIES TO BE ASSUMED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                    (a)    ASSUMPTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                    (b)    INSTRUMENTS OF ASSUMPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 3.       PURCHASE PRICE AND CERTAIN OTHER PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                    (a)    PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                    (b)    PAYMENT OF BASE PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                    (c)    INVENTORY PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                    (d)    PAYMENT FOR PREPAID ASSETS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                    (e)    EARNOUT PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
                    (f)    METHOD OF PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
                    (g)    ESCROW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

SECTION 4.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

SECTION 5.       REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS  . . . . . . . . . . . . . . . . 10
                    (a)    CORPORATE ORGANIZATION AND AUTHORITY   . . . . . . . . . . . . . . . . . . . . . . . 10
                    (b)    CORPORATE AUTHORIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
                    (c)    NO VIOLATION OR CONFLICT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
                    (d)    CONSENTS, APPROVALS, PERMITS AND AUTHORIZATIONS  . . . . . . . . . . . . . . . . . . 12
                    (e)    FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
                    (f)    LEASED REAL PROPERTY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
                    (g)    PERSONAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
                    (h)    ASSUMED CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
                    (i)    COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS; ENVIRONMENTAL MATTERS   . . . . . . 14
                    (j)    TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
                    (k)    LITIGATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
                    (l)    INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
                    (m)    CONDUCT OF BUSINESS FROM AND AFTER JUNE 30, 1994   . . . . . . . . . . . . . . . . . 18
                    (n)    EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
                    (o)    INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
                    (p)    EMPLOYEE BENEFIT PLANS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
                    (q)    WORKER'S COMPENSATION; UNEMPLOYMENT INSURANCE  . . . . . . . . . . . . . . . . . . . 21
                    (r)    CONDITION OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
                    (s)    INCLUDED ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                    (t)    UNDISCLOSED LIABILITIES    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                    (u)    COBRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

                    (v)    DISCLOSURE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                    [(w)   MATERIAL FACTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                    (x)    BROKERS OR FINDERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                    (y)    BOOKS AND RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 6.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                    (a)    CORPORATE ORGANIZATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
                    (b)    CORPORATE AUTHORIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
                    (c)    NO VIOLATION OR CONFLICT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
                    (d)    CONSENTS, APPROVALS OR AUTHORIZATIONS  . . . . . . . . . . . . . . . . . . . . . . . 23
                    (e)    BROKERS OR FINDERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

SECTION 7.       INVESTIGATION BY BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

SECTION 8.       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
                    (a)    PRESERVATION OF SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
                    (b)    SALES AND TRANSFER TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
                    (c)    FURTHER ASSURANCES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                    (d)    POST CLOSING ACCESS; PRESERVATION OF RECORDS   . . . . . . . . . . . . . . . . . . . 25
                    (e)    BEST EFFORTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                    (f)    ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                    (g)    NOTIFICATION OF CERTAIN MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                    (h)    ACCOUNTS RECEIVABLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                    (i)    CREDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                    (j)    CHANGE OF NAME   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                    (k)    RETAINED LIABILITIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                    (l)    REMOVAL OF OBSOLETE AND UNUSABLE INVENTORIES   . . . . . . . . . . . . . . . . . . . 27
                    (m)    PROVISION OF FINANCIAL INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . 27
                    (n)    NO SHOPPING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                    (o)    POST-CLOSING ALLOCATION OF LIABILITY FOR CERTAIN ITEMS   . . . . . . . . . . . . . . 28
                    (p)    COVENANT NOT TO COMPETE; BUSINESS INFORMATION; EMPLOYEES   . . . . . . . . . . . . . 30

SECTION 9.       EMPLOYEE MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
                    (a)    INTERVIEWS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
                    (b)    PAYMENTS OF BENEFITS BY SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . 32
                    (c)    NO EMPLOYMENT CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
                    (d)    WORKER'S COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
                    (e)    UNEMPLOYMENT COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
                    (f)    VACATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
                    (g)    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
                    (h)    W-2 MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
                    (i)    ASSUMPTION OF POST-CLOSING COBRA OBLIGATIONS   . . . . . . . . . . . . . . . . . . . 33
                    (j)    HONORING OF PRO-RATED LIABILITIES TO EMPLOYEES   . . . . . . . . . . . . . . . . . . 33

SECTION 10.      CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . 33
                    (a)    CORPORATE AUTHORIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                    (b)    REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                    (c)    COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                    (d)    INSTRUMENTS OF SALE OR ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . 34
                    (e)    NO ADVERSE ORDER OR INJUNCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                    (f)    JUDICIAL, GOVERNMENTAL OR REGULATORY APPROVALS; CONSENTS TO ASSIGNMENT   . . . . . . 34
                    (g)    PERMITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                    (h)    OPINION OF COUNSEL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                    (i)    BARBOUR EMPLOYMENT AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                    (j)    STILLINGER CONSULTING AND "KOOSH BALL" MANUFACTURING MACHINE AGREEMENTS  . . . . . . 35
                    (k)    BUTTON CONSULTING AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                    (l)    ENVIRONMENTAL REVIEW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                    (m)    ALL DOCUMENTS AND PROCEEDINGS SATISFACTORY TO BUYER AND ITS COUNSEL  . . . . . . . . 36

SECTION 11.      CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER . . . . . . . . . . . . . . . . . . . . . . . 36
                    (a)    CORPORATE AUTHORIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
                    (b)    REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . 36
                    (c)    COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
                    (d)    INSTRUMENTS OF ASSUMPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
                    (e)    NO ADVERSE ORDER OR INJUNCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . 37
                    (f)    JUDICIAL GOVERNMENTAL OR REGULATORY APPROVALS  . . . . . . . . . . . . . . . . . . . 37
                    (g)    OPINION OF COUNSEL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
                    (h)    ALL DOCUMENTS AND PROCEEDINGS SATISFACTORY TO SELLER AND ITS COUNSEL   . . . . . . . 37

SECTION 12.      WAIVER OF BULK TRANSFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

SECTION 13.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . . . . . . . 37

SECTION 14.      INDEMNIFICATION AND RIGHT OF SET-OFF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
                    (a)    INDEMNIFICATION BY SELLER AND THE SHAREHOLDERS   . . . . . . . . . . . . . . . . . . 38
                    (b)    INDEMNIFICATION BY BUYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
                    (c)    NOTICE OF CIRCUMSTANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
                    (d)    SURVIVAL OF INDEMNIFICATION OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . 41

SECTION 15.      PRORATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

SECTION 16.      COSTS INCIDENT TO PREPARATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 41

SECTION 17.      PARTIES IN INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

SECTION 18.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
                    (a)    ASSIGNMENT: SUCCESSORS AND ASSIGNS   . . . . . . . . . . . . . . . . . . . . . . . . 42
                    (b)    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
                    (c)    WAIVER: REMEDIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                    (d)    ENTIRE AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                    (e)    AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                    (f)    COUNTERPARTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                    (g)    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                    (h)    JURISDICTION/VENUE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
                    (i)    EXHIBITS AND SCHEDULES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
                    (j)    CAPTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
                    (k)    PUBLICITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
                    (l)    SEVERABILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
                    (m)    ALLOCATION OF PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

                            ASSET PURCHASE AGREEMENT

                 ASSET PURCHASE AGREEMENT dated September 30, 1994 by and among RBCACQ, INC., a California corporation ("Buyer") which is a wholly-owned subsidiary of Russ Berrie and Company, Inc. ("Russ"); ODDZON PRODUCTS, INC., a California corporation ("Seller"); SCOTT STILLINGER ("Stillinger") and MARK BUTTON ("Button", and together with Stillinger, hereinafter sometimes referred to as the "Shareholders").



                              W I T N E S S E T H:



                 WHEREAS, the Shareholders are the holders of an aggregate of ninety-five percent (95%) of the issued and outstanding shares of Seller; and

                 WHEREAS, Seller is engaged in the development, manufacture, purchase and sale of certain toys and games (collectively the "Business"); and

                 WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of the property, assets and goodwill of Seller and Buyer desires to assume and Seller desires to transfer certain liabilities of Seller, all upon the terms and subject to the conditions hereinafter set forth;

                 NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller and the Shareholders do each hereby agree as follows:


SECTION 1.  Assets to be Acquired.

                          (a) Subject to the terms and conditions set forth
herein, and in reliance upon the representations and warranties contained herein, on the Closing Date (as defined in Section 4 hereof) Seller shall sell, convey, assign, transfer and deliver, and Buyer shall purchase and acquire, all of Seller's right, title, and interest in and to the properties, assets and rights owned, used, useful, acquired for use, or arising or existing in connection with the Business (other than the Excluded Assets described in subsection 1(b) below) wherever located, whether real or personal, tangible or intangible, and whether or not recorded on Seller's books and records, all as the same shall exist at the Closing, free and clear of all liens, claims and encumbrances

(other than UCC-1 informational filings on leased personal property), including, without limitation, the following:

                                  (i) all inventories of Seller, including
finished goods, work-in-process and raw materials comprising Seller's current product line and/or used in the production thereof and all other inventory of Seller (excluding obsolete or unusable items as determined by Buyer), to be determined during the course of the physical inventory made pursuant to subsection 3(c) hereof and set forth in a schedule to be delivered by Seller to Buyer pursuant to subsection 3(c) hereof (the "Inventory");

                                  (ii) all of Seller's products, ideas,
concepts, inventions and all rights thereto for current products and products in the process of development by Seller, including but not limited to those products described on attached Schedule 1(a)(ii) ("Products");

                                  (iii) all of Seller's executory contracts,
whether oral or written, including, without limitation, open purchase and sale orders, personal property leases (including machinery and equipment leases), agreements with sales representatives, license agreements, any arrangements providing for any guarantee in favor of Seller and all guarantees or indemnities which Seller may have from any customers or suppliers, all as more particularly described on Schedule 1(a)(iii) (hereinafter collectively referred to as the "Assumed Contracts");

                                  (iv) all prepaid assets and expenses of
Seller as to which Buyer will receive the benefits of after Closing which are agreed to by Buyer and Seller and are described on Schedule 1(a)(iv) hereto (the "Prepaid Assets");

                                  (v) the leases for all of the premises
(collectively, "Premises") at which Seller conducts the Business, all as more particularly described on Schedule 1(a)(v) hereto (the "Real Estate Leases");

                                  (vi) all of Seller's existing patents, patent
applications, trademarks (including trade dress), trademark applications and registrations, trade names, including, without limitation, the marks and names "Koosh," "OddzOn" and "SureBet", all variants thereof, trade styles, service marks, service names, and all goodwill associated therewith, copyrights, copyright applications and registrations and inventions (including, but not limited to, all such items more particularly described in Schedule 1(a)(vi)), advertising materials, designs, sketches and art work together with all commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formula, technology, computer and electronic data processing programs and software, processes, know-how, confidential information and other proprietary property, rights and interests of

Seller used, useful or usable in the Business (hereinafter collectively referred to as the "Intellectual Property");

                                  (vii) all of Seller's licenses, permits,
variances, franchises, notices, authorizations and approvals which relate to the Business including, without limitation, those for all equipment and Intellectual Property, from all Federal, state, local and foreign authorities and all other third parties (hereinafter collectively referred to as the "Permits") to the extent such Permits are transferable;

                                  (viii) all machinery, equipment, furniture
and fixtures, improvements, computer hardware and software, tools, molds, printing plates, parts, accessories, supplies and plant and office equipment owned by Seller and used, useful or usable in the conduct of the Business, including, without limitation, those items described more fully in Schedule 1(a)(viii) hereto (the "Equipment"), together with any rights or claims of Seller arising out of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof, including any claims for past breaches thereof;

                                  (ix) all existing financial, accounting and
operating data and records relating to the Business, including, without limitation, all books, records, notes, sales and sales promotional data, credit information, cost and pricing information, advertising data, blueprints, customer and supplier lists, business plans, reference catalogs, payroll and personnel records and other similar property, rights, and information (provided that Seller may retain the original copies of its tax returns and attachments thereto, accounts receivable records and other records related to the Excluded Assets and the Retained Liabilities (as each such term is hereinafter defined), and shall provide Buyer with copies of all such materials);

                                  (x) all existing inventions, whether or not
now reduced to practice, which Seller, Stillinger or Button, together or individually, alone or in combination with each other or with others have made which relate in any way, shape, form or manner to the product sold under the mark "Koosh" or any other mark used by Seller in the Business, including, without limitation, all improvements on the inventions, patents, patent applications or variations thereof which are the subject of such patents, patent applications or variations, whether or not such improvements or variations are infringements of the patents or patent applications or inventions assigned hereunder; and

                                  (xi) any and all goodwill and going concern
value of the Business and the Seller.

                          The assets to be sold, conveyed, assigned,
transferred and delivered to Buyer by Seller pursuant to this Agreement are hereinafter collectively referred to as the "Assets".

                          (b) Notwithstanding the foregoing, the Assets shall
not include the following specific properties, assets, and rights of Seller, which are sometimes referred to collectively herein as the "Excluded Assets":

                                  (i) all cash and cash equivalents;

                                  (ii) all marketable and other investment
securities;

                                  (iii) all items of obsolete or unusable
inventory, including raw material and component parts not included in the Inventory, as determined by Buyer in its sole discretion and set forth on
Schedule 1(b)(iii) (which Schedule sets forth a description of each category of (A) obsolete, and (B) unusable inventory, under separate headings for each of "(A)" and "(B)");

                                  (iv) all trade accounts receivable
("Receivables");

                                  (v) one "Koosh Ball" manufacturing machine,
to be transferred to Stillinger; with respect to which Buyer is granting to Stillinger a license to use such machine solely for personal purposes and, subject to the terms of his consulting agreement with Buyer as provided by subsection 10(j), for purposes of new product development, which license is included in the terms of the "Koosh Ball" manufacturing machine license agreement attached hereto as Exhibit 10(j)(ii); and

                                  (vi) any of Seller's right, title, and
interest in and to its product known as "Floaties."

                          (c) Seller shall deliver or cause to be delivered
to Buyer such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment in such form as Buyer or Buyer's counsel shall reasonably request to effect or evidence the sale, conveyance, assignment, transfer and delivery of the Assets to Buyer.

                          (d) Anything contained herein to the contrary
notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract, Real Estate Lease, Permit or any right to be assigned to Buyer pursuant to the provisions hereof if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of Buyer thereunder. Seller shall use its reasonable best efforts and Buyer shall cooperate in all reasonable respects with Seller to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to Buyer the Assets. If such consent is not obtained or if an attempted assignment would be ineffective or would impair Buyer's rights under any such Assumed Contract, Real Estate Lease, Permit or any right to be assigned to Buyer pursuant to the provisions hereof so that Buyer would not receive all such rights, and Buyer waives its condition to Closing contained in subsection 10(f) hereof insofar as such consent has not been obtained prior to Closing, Seller shall use its best efforts to provide or cause to be provided to Buyer the full benefits of any such Assumed Contract, Real Estate Lease, Permit or any right to be assigned to Buyer pursuant to the provisions hereof. Seller shall promptly pay or cause to be paid to Buyer when received all monies received by Seller with respect to any such Assumed Contract, Real Estate Lease, Permit or any right to be assigned to Buyer pursuant to the provisions hereof. In consideration of Seller providing or causing to be provided to Buyer the full benefits of any such Assumed Contract, Real Estate Lease, Permit or any right to be assigned to Buyer pursuant to the provisions hereof, Buyer shall (subject to the provisions of the second sentence of subsection 2(a) hereof) perform and discharge on behalf of Seller all of Seller's debts, liabilities, obligations or commitments thereunder arising from and after the Closing in accordance with the provisions thereof.

SECTION 2.  Limited Liabilities to be Assumed.

                          (a) Assumption.  Subject to the terms and
conditions set forth herein, and in reliance upon the representations, warranties and covenants contained herein, and in consideration for the sale, conveyance, assignment, transfer, and delivery of the Assets to Buyer, on the Closing Date Buyer shall assume and undertake to pay, perform and discharge when due (i) all of the liabilities, obligations or commitments of Seller arising under the Assumed Contracts, Real Estate Leases and Permits from and after the Closing Date; (ii) to the extent that each such liability is taken into account in reducing the Base Purchase Price, the Pro-Rated Liabilities (as each such term is defined herein); and (iii) product liability claims with respect to products manufactured or sold by the Seller prior to the Closing (the "Assumed Liabilities"). In no event shall the Assumed Liabilities include any liabilities for defaults (or events which constitute breaches and, upon notice and/or the passage of time, or both, would become defaults) under the Assumed Contracts, Real Estate Leases or Permits existing as of the Closing Date or any liabilities thereunder accrued as of the Closing Date. Except for the Assumed Liabilities, and except to the extent otherwise provided in subsection 8(o) with respect to certain post-Closing liabilities, all obligations, debts, commitments or liabilities relating to, arising out of or in connection with the operation of the Business and/or of Seller on or prior to the Closing Date, whether known or unknown, fixed, contingent or otherwise, including, but not limited to, the payment of all employee wages and fringe benefits and contributions to Seller's profit sharing, bonus or similar plans for periods and occurrences up to and including the Closing Date and any and all retrospective adjustments to premiums for workmen's compensation insurance for premium periods up to and including the Closing Date (collectively, the "Retained Liabilities"), shall be retained by Seller and shall not be assumed by Buyer.

                          (b) Instruments of Assumption.  Buyer shall
execute and deliver to Seller such written instruments of assumption to effect or evidence its assumption of the Assumed Liabilities in such form as Seller or Seller's counsel shall reasonably request.

SECTION 3.  Purchase Price and Certain Other Payments.

                          (a) Purchase Price.  In consideration for the
sale, conveyance, assignment, transfer and delivery of the Assets, Buyer shall:

                                  (i) pay to Seller:

                                        (A) Nineteen Million Five Hundred
Thousand dollars ($19,500,000), as adjusted pursuant to the provisions of subsection 3(b)(i) (the "Base Purchase Price"), for the Assets, excluding Inventory and Prepaid Assets, payable as set forth below in subsection 3(b); and

                                        (B) The amount due for the
Inventory and Prepaid Assets, determined and payable in accordance with subsections 3(c) and 3(d) below, respectively.

                                  (ii) pay to Seller any amounts due under the
earnout provisions of subsection 3(e) (the "Earnout Provisions").

                                  (iii) assume the Assumed Liabilities.

                          (b) Payment of Base Purchase Price.  At the
Closing:
                                  (i) Buyer shall pay to Seller Eighteen
Million Five Hundred Thousand dollars ($18,500,000) of the Base Purchase Price, reduced by the amount, as of the close of business on the Closing Date, of those liabilities of Seller to be pro-rated at Closing and assumed by Buyer, as each such category of liabilities is set forth on Schedule 15. The actual amount of each such liability as of the close of business on the Closing Date shall be set forth on a schedule prepared by Seller and agreed to by Buyer at the Closing (the "Pro-Rated Liabilities").

                                  (ii) One Million dollars ($1,000,000) (the
"Deferred Payment") of the Base Purchase Price shall be paid by the

Buyer to the Escrow Agent pursuant to the terms of the Escrow Agreement described in subsection 3(g) below.

                          (c) Inventory Purchase Price.  At the Closing,
Buyer shall pay Seller an amount (the "Estimated Inventory Payment") equal to seventy-five percent (75%) of a good faith estimate made by Seller and Buyer of the Value (as defined below) as of the close of business on the Closing Date of the Inventory, which Inventory is identified by type on Schedule 3(c)(I) hereto. On or about the Closing Date, Seller shall conduct, in accordance with the procedures set forth in Schedule 3(c)(II) hereto, and Buyer may observe, a physical counting of the inventory of Seller. Within five (5) business days following completion of the counting of the inventory, Seller shall, based upon the actual count, deliver to Buyer a schedule identifying the Inventory and setting forth the Value (defined below) thereof (the "Inventory Schedule").
The Inventory Schedule shall exclude all items of Inventory which Buyer has previously informed Seller are obsolete or unusable (provided, however, that Buyer shall not designate any items as obsolete or unusable unless such items are included in one of the categories set forth on Schedule 1(b)(iii) or such item has been returned by any customer after September 16, 1994). The Buyer agrees that, as of September 16, 1994, the book value of the obsolete or unusable inventory does not exceed ten percent (10%) of the aggregate book value of all of Seller's inventories on that date. The Inventory Schedule shall be subject to review and acceptance by Buyer. Buyer will review the Inventory Schedule and provide its acceptance or rejection within five (5) business days from receipt of the Inventory Schedule. If Buyer rejects the Inventory Schedule, Buyer will specifically state the reasons for such rejection. Seller and Buyer shall then discuss the reasons for the rejection and shall use their best efforts to reasonably agree upon the value of any item included within the Inventory. If the Value of the Inventory exceeds the Estimated Inventory Payment, Buyer shall pay to Seller by delivery of a check payable to Seller as promptly as practicable but in any event no later than 30 days after the Closing an amount equal to such excess. The aggregate of the Estimated Inventory Payment together with any additional amount paid to, or less any additional amount paid by, Seller pursuant to the preceding sentence is referred to as the "Total Inventory Payment." If the Estimated Inventory Payment exceeds the Value of the Inventory, Seller shall, as promptly as practicable but in any event no later than 30 days after the Closing, refund to Buyer Buyer's overpayment for the Inventory by check payable to the order of Buyer in an amount equal to such excess. For purposes of this subsection 3(c), "Value" shall mean the book value (lower of cost or market) of the Inventory as of the close of business on the Closing Date, determined in accordance with generally accepted accounting principles, consistently applied. Each of Seller and Buyer shall be responsible for its own costs incurred in connection with the physical inventory and the valuation of the Inventory.

                          (d) Payment for Prepaid Assets. At the Closing, the
Buyer shall pay to Seller a sum equal to the book value, net of reserves, of the Prepaid Assets set forth on Schedule 1(a)(iv) as of the close of business on the Closing Date, mutually determined by the parties in accordance with generally accepted accounting principles.

                          (e) Earnout Provisions. (i) For purposes of this
subsection 3(e):

                          (A) "Base Amount" shall mean $3,500,000.

                          (B) "Operating Profit" shall mean the profits of
the Business, considered as a separate entity, during a specified time period, determined in accordance with generally accepted accounting principles consistent with Buyer's practices. The determination of Operating Profit shall take into account, among other things, (i) interest expense or income of the Business on outstanding inter-company balances received from or credited to any parent or affiliated corporation, excluding any acquisition interest attributable to the acquisition of the Business or any amount payable to Seller with respect to outstanding Receivables pursuant to subsection 8(h), at the prime rate announced from time to time by the Bank of New York, (ii) the commission payments and/or receipts referred to in subsection 3(e)(iii) hereof, and (iii) all bonus and other employee expenses incurred with respect to the Business (including, without limitation, any bonus payable pursuant to the terms of any employment agreement). The determination of Operating Profit shall not take into account (i) purchase price adjustments relating to the acquisition of the Business (such as goodwill amortization and amortization of covenants not to compete), (ii) any election by Buyer to step-up the basis of the Assets by reason of the acquisition of the Business, (iii) allocations of indirect overhead of Buyer or any affiliate thereof, and (iv) expenses related to the transactions contemplated hereby (other than ongoing expenses under any consulting or employment agreement contemplated hereby).

                          (ii) For each of the five calendar years beginning
with the calendar year commencing January 1, 1995, Buyer shall pay Seller (or such persons as Seller may assign its rights to receive such amounts pursuant to Section 18(a), as Seller may designate in writing to Buyer) an earnout equal to five percent (5%) of the amount, if any, by which the Operating Profit for the calendar year exceeds the Base Amount (the "Earnout"). The determination of Operating Profit for each calendar year and the payment of the Earnout for that calendar year by the Buyer shall take place not later than March 31 of the following year. The payment by Buyer shall be accompanied by a statement setting forth, in reasonable detail, the calculation of the Operating Profit and Earnout amount due. Seller, Shareholders and their designee shall then have the right, promptly after delivery of such statement, to review such statement and the records related thereto. If Seller or the Shareholders, or any of them, disagrees with the calculation of the Earnout payment, such persons shall, within sixty (60) days of delivery of the statement, give written notice of such disagreement to Buyer, stating the reasons therefor. Buyer and Seller shall then endeavor to resolve any such disagreements in good faith.

                          (iii) In the event that Russ or any of Russ's
affiliates (other than Buyer) sell products of the Business during any calendar year, the determination of Operating Profit for such year shall take into account a commission payable to the Business at the rate of three percent (3%) of the net sales of such products. In the event that the Business sells products of Russ or Russ's affiliates (other than Buyer) during any calendar year, the determination of Operating Profit for such year shall take into account a commission payable to Russ or Russ's affiliates at the rate of three percent (3%) of the net sales of such products. Products purchased by either party from the other for resale shall be purchased (or shall be deemed to have been purchased) at the selling party's cost of such products.

                          (iv) If Buyer makes any significant structural or
operational change in the Business (including, but not limited to, any dissolution, merger or sale of substantially all of the assets acquired from the Seller) which materially affects Operating Profit, adjustments will be made to the earnout formula as set forth in this subsection 3(e) so that any such structural change will not have an impact (negative or positive) on the Earnout. Such adjustments shall be determined by the Chief Financial Officer of Russ, acting in good faith. Written notice of any such adjustment, together with an explanation thereof, shall be given to Seller and the Shareholders not later than the date of delivery of the statement setting forth the Operating Profit and the Earnout amount provided for in subsection 3(e)(ii). If Seller or the Shareholders, or any of them, disagrees with any such adjustment, they shall, within sixty (60) days of delivery of such notice from Buyer or Russ, give written notice of such disagreement to Buyer, stating the reasons therefor. Buyer and Seller shall then endeavor to resolve any such disagreements in good faith. If any such disagreement is not resolved within thirty days of the date upon which notice of disagreement was delivered to Buyer, the parties shall submit such disagreement related to the disputed adjustment(s) to a major independent public accounting firm acceptable to both parties for final resolution of such disagreement, which final resolution shall be binding on the parties. The fees and expenses of such independent public accounting firm shall be shared equally by Buyer and Seller. For purposes of this subsection 3(e)(iv) only, the term "material" shall mean any change or changes which in the aggregate affect Operating Profit by at least $100,000 with respect to any one year or, to the extent not previously adjusted for, any change or changes which in the aggregate affect Operating Profit by at least $300,000.

                          (f) Method of Payment. Unless otherwise specified
herein, all payments to be made by Buyer pursuant to Section 3 of this Agreement shall be made by wire transfer to one or more accounts designated by Seller.

                          (g) Escrow.  On the Closing Date, Seller, Buyer,
Shareholders and The Bank of New York ("Escrow Agent") shall enter into an agreement substantially in the form of Exhibit 3(g) (the "Escrow Agreement"), providing for the terms of the escrow under which the Deferred Payment will be held and released.

SECTION 4.  Closing.

                          The closing of the transactions contemplated hereby
(the "Closing") shall take place at the offices of McCarter & English, Newark, New Jersey not later than the later of (i) 10:00 a.m. local time on September 30, 1994, or (ii) the tenth business day following receipt by the parties of all government or other regulatory approvals required for consummation of the transactions contemplated hereby including, without limitation, the expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), but in no event later than October 30, 1994 unless otherwise agreed to in writing by the parties hereto (such time and date of the Closing being herein called the "Closing Date"). Each of the parties agrees to use their reasonable best efforts to assure that the Closing will occur on September 30, 1994. The Closing shall be effective immediately upon its occurrence. Notwithstanding the foregoing, any provision of this Agreement which provides for an accounting with respect to the assets and/or liabilities of the Business at Closing or on the Closing Date shall be measured as of 8:00 p.m. New York time (5:00 p.m. Pacific Time) on the Closing Date (the "close of business").

SECTION 5.     Representations and Warranties of Seller and the Shareholders.

                          Seller and the Shareholders hereby jointly and
severally represent and warrant to Buyer as follows:

                          (a) Corporate Organization and Authority.  Seller
is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases real property or maintains an office or in which the failure so to qualify would have a material adverse effect on Seller, the Business or the Assets. A list of such jurisdictions is set forth on Schedule 5(a) annexed hereto. Schedule 5(a) correctly sets forth, in addition, the record and beneficial owners of all of the issued and outstanding shares of capital stock of Seller, and of all of the units issued pursuant to Seller's phantom stock plan. There are no outstanding obligations of Seller or the Shareholders to issue or sell any capital stock or other securities of Seller (including any securities convertible into or exchangeable for, or options or other rights to acquire, such capital stock or other securities). Seller has full corporate power and authority to carry on the Business as it is currently conducted and to own, lease and operate the Assets where and in the manner in which such Assets are now owned, leased or operated. Except as set forth in Schedule 5(a) hereto, Seller does not own any equity interest in any other entity and the Business has not been conducted through any direct or indirectly owned subsidiary or affiliate of Seller or the Shareholders.

                          (b) Corporate Authorization.  Seller has full
corporate power and authority to execute, deliver and perform this Agreement and all other agreements, instruments and documents to be executed and delivered by Seller in connection herewith (collectively, the "Ancillary Seller Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement has been and all Ancillary Seller Documents have been or will be, on or prior to the Closing Date, duly authorized, executed and approved by all necessary and proper corporate action of Seller. The transactions contemplated by this Agreement and all Ancillary Seller documents have been approved by the shareholders of Seller. This Agreement constitutes a legal, valid and binding obligation of each of Seller and the Shareholders, and each Ancillary Seller Document to be delivered in connection herewith, when executed and delivered, will constitute, a legal, valid and binding obligation of Seller and the Shareholders, enforceable against them in accordance with their respective terms (except that Seller and Shareholders make no representation and warranty as to the enforceability of the covenant not to compete contained in subsection 8(p) hereof).

                          (c) No Violation or Conflict.  Except as set
forth on Schedule 5(c), neither the execution and delivery of this Agreement or any Ancillary Seller Document by Seller and/or Shareholders nor the consummation of the transactions contemplated hereby will violate, conflict with, result in the breach or modification of, or default under, or accelerate the performance required by, any of the terms, conditions or provisions of the Certificate of Incorporation or other charter document or By-Laws of Seller, or any term, provision, covenant or condition of any agreement or understanding to which Seller is a party or to which Seller's assets are subject, or any order, ruling, injunction, decree, judgment, arbitration award or stipulation or any law to which Seller or any of its assets are subject, or which would result in the creation or imposition of any lien, mortgage, security interest, pledge, charge, easement, right of avoidance, imperfection of title, claim or other restriction or encumbrance (each an "Encumbrance") thereunder upon any of the Assets or give to any person or entity any interest or right, including any right of acceleration, termination or cancellation in or with respect to or otherwise materially affect, any of the Assets (including, without limitation, the Assumed Contracts, Real Estate Leases and Permits) or the business operations or financial condition of Seller. Neither Shareholder nor Seller are parties to any contract, understanding or ongoing negotiation or discussion with any person or entity other than Buyer concerning any Transaction (as hereinafter defined) involving Seller.

                          (d) Consents, Approvals, Permits and
Authorizations. Except as set forth on Schedule 5(d) hereto, and except with respect to the filing required under the HSR Act, no consent, approval or authorization of, filing or registration with, or notification to, any judicial, governmental, public or regulatory body or authority is required in connection with the execution and delivery of this Agreement or any Ancillary Seller Document by Seller or the consummation by Seller of the transactions contemplated hereby and by the Ancillary Seller Documents including, without limitation, the assignment by Seller, and assumption by Buyer of the Permits, or for the continuation by Buyer of the Business after the Closing in the same manner as presently conducted or proposed to be conducted. Except as set forth in Schedule 5(d) hereto, no consent, approval or authorization of any person, partnership, corporation or other entity is required in connection with the execution or delivery of this Agreement or any Ancillary Seller Document by Seller or the consummation by Seller of any of the transactions contemplated hereby, including, without limitation, the assignment by Seller, and assumption by Buyer of the Assumed Contracts and the Real Estate Leases, or for the continuation by Buyer of the Business after the Closing in the same manner as presently conducted or proposed to be conducted. Except as set forth on
Schedule 5(d) hereto, Seller has no, nor is Seller required by applicable Law (as defined in subsection 5(i) hereof) to have any, licenses, permits, product approvals or registrations, authorizations, franchises or other approvals from any domestic (federal, state or local) or foreign governmental, public or regulatory body or authority which relate specifically to the Assets or the Business and not generally to Seller.

                          (e) Financial Statements.  The compiled balance
sheets of Seller as of December 31, 1992 and December 31, 1993, and the related statements of income and retained earnings and cash flows for the years then ended, are attached hereto as Schedule 5(e)(i). The balance sheet of Seller as of June 30, 1994 and the related statements of income and retained earnings for the six months then ended are attached as Schedule 5(e)(ii). Except as set forth in Schedule 5(e)(iii), each of such balance sheets is complete and fairly presents the financial position of Seller as at the date thereof and the related statements of income and retained earnings and cash flows are complete and fairly present the results of Seller for the periods referred to therein in all material respects, in each case in conformity with generally accepted accounting principles consistently applied. Each of such financial statements was prepared from the books, accounts and financial records of Seller. Except as set forth in Schedule 5(e)(iv) hereto, each balance sheet makes full and adequate provision for all obligations or liabilities (fixed and contingent) of Seller required to be reserved against in the balance sheet or disclosed in the notes thereto in accordance with generally accepted accounting principles, consistently applied, as of the respective dates thereof.


                          (f) Leased Real Property.

                                  (i) The list of Real Estate Leases set
forth on Schedule 1(a)(v) is true, complete and accurate, and Seller has delivered to Buyer a true and complete copy of each Real Estate Lease. Seller is not in default nor does any breach by Seller exist under any Real Estate Lease, nor has any event occurred which, with the giving of notice or the lapse of time or both, would constitute a default by Seller under any Real Estate Lease, nor has Seller received any notices concerning any of the foregoing. No landlord which is a party to any Real Estate Lease has committed any event of default thereunder, and no event has occurred which with the passage of time or the giving of notice or both would result in the occurrence of such an event of default. Except as set forth on Schedule 5(f), Seller has complied in all material respects with the provisions of each Real Estate Lease. Neither Seller nor, to the knowledge of Seller, any landlord, is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any of such Real Estate Leases and no waiver or indulgence has been granted by any of the parties thereto. Each Real Estate Lease is valid, in full force and effect and enforceable in accordance with its terms. Except as set forth on Schedule 5(f), each of the Real Estate Leases listed on Schedule 1(a)(v) is assignable by Seller to Buyer without the consent of the other parties thereto.

                                  (ii) There is neither pending nor is
Seller aware of any threatened condemnation, eminent domain or similar proceeding with respect to the Premises.

                                  (iii) The Premises and the activities which
have been conducted by Seller thereon, comply with all applicable Laws (as such term is hereinafter defined).



                          (g) Personal Property.

                                  (i) Except as set forth in Schedule 5(g)
hereto, and except in regard to any Excluded Asset, Seller owns in fee and has and will convey to Buyer good and marketable title to the personal properties included in the Assets, free and clear of all Encumbrances.

                                  (ii) The Inventory is of a quality usable in
the ordinary course of Seller's Business as conducted immediately prior to the Closing Date. All items of Inventory have been, and as of the Closing, will have been, acquired in the ordinary course of business from unaffiliated third parties in customary quantities and at prevailing prices or manufactured in the ordinary course of business by Seller.

                          (h) Assumed Contracts.  The list of Assumed
Contracts set forth on Schedule 1(a)(iii) is true, complete and accurate, and Seller has delivered to Buyer a true and complete copy of each written Assumed Contract and a true and complete description of each oral Assumed Contract. All the Assumed Contracts were entered into in the ordinary and usual course of the Business. Seller is not in default nor does any breach by Seller exist under any Assumed Contract, nor has any event occurred which, with the giving of notice or the lapse of time or both, would constitute a default by Seller under any Assumed Contract, nor has Seller received any notices concerning any of the foregoing. To Seller's knowledge, no other party to any Assumed Contract has committed any event of default thereunder, and no event has occurred which with the passage of time or the giving of notice or both would result in the occurrence of such an event of default. Except as set forth on Schedule 5(h), Seller has complied in all material respects with the provisions of each Assumed Contract. Neither Seller nor, to the knowledge of Seller, any other party, is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any of such Assumed Contracts and no waiver or indulgence has been granted by any of the parties thereto. Each Assumed Contract is valid, in full force and effect and enforceable in accordance with its terms. Except as set forth on Schedule 5(h), each of the Assumed Contracts listed on Schedule 1(a)(iii) is assignable by Seller to Buyer without the consent of the other parties thereto. With respect to each Assumed Contract between Seller and any sales representative,
Schedule 5(h) sets forth the sales volume of each sales representative for the calendar years ended December 31, 1992 and 1993. Schedule 5(h) contains a true, complete and accurate list of all agreements between Seller and customers, distributors and any other third parties which provide for the consignment of products by Seller and/or the repurchase of unsold product by Seller, including repurchases by means of exchange for and/or the granting of credits towards the purchase of new products.

                          (i) Compliance With Applicable Laws and
Regulations; Environmental Matters. (A) Except as disclosed by

Seller to Buyer in Schedule 5(i), Seller has complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by Federal, state, local and foreign governmental authorities applicable to it in the operation or ownership of Seller and the Assets, including without limitation, all such laws, regulations, rules, orders, judgments, decrees and other requirements relating to matters of environmental protection, pollution, sanitation, conservation, hazardous substances, pollutants or contaminants and to matters of antitrust, trade, employment, labor, non-discrimination, safety and health, and zoning and building codes (collectively, "Laws"). Seller has disclosed or will disclose to the U.S. Customs Service possible liabilities, if any, concerning Products previously imported into the United States by Seller. Seller acknowledges that any liability related thereto shall constitute a Retained Liability.

         (B) Schedule 5(i) hereto lists all notices to Seller of environmental violations or environmental claims and all reports made by Seller to federal, state and local environmental agencies since January 1, 1990 and Seller has delivered to Buyer true and correct copies of all such notices, claims and reports. Except as set forth on Schedule 5(i):

                          (a) Seller has not conducted or operated and
currently does not conduct or operate on any real property, wherever located, and there is not currently conducted or operated by Seller and there has never been conducted or operated by Seller on any real property, any storage areas, drum storage areas, surface impoundments, incinerators, land fills, tanks, lagoons, ponds, waste piles, or deep well injection systems for the purpose of treatment, storage or disposal of hazardous waste as defined by the Federal Resource Conservation and Recovery Act, as amended ("RCRA");

                          (b) Seller has not transported for off site
disposal any hazardous waste or substance as defined in either RCRA or the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or entered into any contract or agreement, or otherwise arranged, for the transportation, storage, or disposal of any such hazardous substance or waste at any off site treatment, storage or disposal facility;

                          (c) There has been no spill, release or discharge
by Seller of any hazardous substance, as the term is defined in CERCLA or in the Federal Superfund Amendment and Reauthorizations Act of 1986 ("SARA") or of a hazardous waste, as the term is defined in RCRA, resulting from Seller's operation of any of the Assets or conduct of the Business which would (i) constitute or have constituted a violation of Law, or (ii) give rise to an obligation by Seller, its assigns or its successors in interest to effect any environmental cleanup or remediation; and

                          (d) No federal, state or local government or
agency has asserted or created an Encumbrance upon any or all of the Assets or the Premises as a result of any use, spill, release, discharge or cleanup of any hazardous substance or waste, as those terms are defined in CERCLA, SARA or RCRA, nor has any such use, spill, release, discharge or cleanup occurred which could result in the assertion or creation of such an Encumbrance.

                          (j) Taxes.  Except as provided in Section 8(b),
there are and by reason of the consummation of the transactions contemplated hereby there will be no Tax (as defined below) liabilities of Seller and/or Shareholders which could result in any transferee liability to Buyer or could attach to the Assets. Seller and/or Shareholders have paid or will pay when due all Taxes relating to Seller or to Business or the Assets which are payable for the periods (or the portion thereof) up to and including the Closing Date. Seller's election as an S Corporation (within the meaning of Section 1361 of the Code (as hereinafter defined)) is valid and effective and has been valid and effective since the date of its adoption and has been consistently reflected on Seller's filings with the Internal Revenue Service and other applicable taxing authorities. Seller and/or Shareholders have filed, or will file when due all Federal, state, local and provincial and other foreign income, franchise and other Tax reports and returns required to be filed by Seller and/or Shareholders relating to Seller or the Business or the Assets for the periods (or the portion thereof) up to and including the Closing Date. There is no unpaid assessment or proposed assessment by any taxing authority for additional Taxes. There are no Encumbrances for Taxes upon the Assets. Other than with respect to the calendar year 1991, for which an Internal Revenue Service audit is in progress, there have been no audits of any of Seller's Tax returns for the past five (5) years. There have been no extensions of the statutes of limitations applicable to the assessment of additional Taxes granted by Seller during the past five years. As used in this Agreement, "Tax" or "Taxes" shall mean taxes of any kind to the extent properly due and payable to any taxing authority of the United States (federal, state or local) or any other country or jurisdiction including, without limitation, (a) income, gross receipts, ad valorem, value added, sales, use, service, franchise, profits, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies, or other assessments of any kind, (c) interest, penalties, and additions to tax imposed with respect to the above taxes, and (d) any damages, costs, expenses, fees or other liability arising from such Tax or Taxes.

                          (k) Litigation.  Except as set forth on Schedule
5(k), Seller has not received notice that it is engaged in or a party to, and to its knowledge Seller is not engaged in or a party to, any legal or administrative action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency ("Litigation") against, relating to or affecting Seller, the Business, the Assets or the transactions contemplated hereby, and no such Litigation has been threatened. To the best knowledge of Seller and Shareholders, there is no basis for any such Litigation. Except as set forth on Schedule 5(k), there are no outstanding orders, injunctions, awards, rulings, decrees, judgments or stipulations to which Seller is a party or by which Seller, the Business or the Assets are bound, by or with any court, arbitrator or administrative agency, any of which orders, rulings, decrees, judgments or stipulations relate to Seller, the Business or the Assets or challenge or otherwise relate to the transactions contemplated by this Agreement. Schedule 5(k) sets forth a true, complete and accurate list of all Litigation since January 1, 1990 involving the Seller, the Business and/or Assets (including, but not limited to, the Products and the Intellectual Property). Except as set forth on Schedule 5(k), since January 1, 1990 no product liability claims with respect to the Seller's products have been filed under the Seller's insurance policies and the Seller is not and has not been a party to any Litigation relating to any product liability claims and, to Seller's and Shareholders' knowledge, no such Litigation is threatened. Except as set forth on Schedule 5(k), there have been no voluntary recalls for safety, labeling, health or any other reasons or required product recalls or notifications with respect to the products of Seller made by any governmental, administrative or regulatory instrumentality, body or agency.

                          (l) Intellectual Property.  Except as set forth
on Schedule 5(l), Seller owns, or is licensed or otherwise has the right to use, the Intellectual Property free and clear of any payment or Encumbrance, and no event has occurred which, with notice or the passage of time, or both, would allow any party to exercise any right of reversion with respect to any Intellectual Property. A complete and correct listing of all patents, patent applications, trademarks, trademark applications and registrations, trade names, trade styles, service marks, service mark applications, service names, copyrights and copyright applications and registrations included in the Intellectual Property is set forth in Schedule 1(a)(vi). Except as set forth on Schedule 5(l), all filings necessary prior to the date hereof to make or continue to make all trademarks and trademark registrations valid have been properly made. Except as set forth in Schedule 5(l), there is no claim or demand of any person, firm or corporation pertaining to, or any proceedings which are pending, or any unasserted claims or threatened proceedings of which Seller is aware, which challenge the right of Seller in respect of any of the Intellectual Property, and no such claims or demands have been made and no such proceedings have been pending since January 1, 1991. Except as set forth on
Schedule 5(l), no use of any of the Intellectual Property relating to the Products sold by Seller prior to the Closing infringes or has infringed the intellectual property rights of others, and, to Seller's knowledge, without independent investigation, no use which is contemplated by Seller of any of the Intellectual Property relating to the Products under development by the Seller as of the Closing will infringe the intellectual property rights of others. Except as set forth on Schedule 5(l), none of the Intellectual Property is subject to any outstanding order, ruling, decree, injunction, restriction, judgment or stipulation by any court, arbitrator or administrative agency, and Seller has not received notice of any, and to Seller's knowledge there is no, proceeding to subject any Intellectual Property thereto which is pending or threatened. Schedule 5(l) sets forth the identities and/or a description of all persons who, to Seller's knowledge, are currently infringing upon or appropriating the Intellectual Property. Except as set forth on Schedule 5(l), the Seller has paid and/or filed, as the case may be, all of its patent maintenance fees and all trademark declarations, renewals and fees which were due and/or payable prior to the date hereof, other than those which were intentionally not paid or filed with respect to certain items of Intellectual Property, none of which are listed on Schedule 1(a)(vi). Seller has not failed to disclose to Buyer any agreement with Stillinger concerning Intellectual Property transferred by Stillinger to Seller, including without limitation any agreement containing a right of reversion of all or any part of such Intellectual Property to Stillinger.

                          (m) Conduct of Business From and After June 30,
1994. Except as set forth in Schedule 5(m) hereto, from and after June 30, 1994 there has not been a change in Seller which has had an adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller. Without limiting the generality of the foregoing, except as set forth in Schedule 5(m), from and after June 30, 1994 Seller has caused the Business to be conducted only in the ordinary course and has not (with respect to the Business):

                                  (i) incurred or entered into any
agreement or commitment which resulted or will result in an expenditure exceeding $10,000, other than in the ordinary course of business or with the approval of Buyer or its affiliate;

                                  (ii) made any change in the rate of
compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer, employee, distributor, sales representative or agent of Seller, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, retirement, allowance, severance or vacation pay or other employee benefit, to any such director, officer, employee, distributor, sales representative or agent of Seller;

                                  (iii) sold, transferred, leased or otherwise
disposed of any of its assets, other than Inventory in the ordinary course of the Business, or waived or released any rights with respect to the Business or the Assets, or disclosed any confidential business information to any prospective buyer other than Buyer;

                                  (iv) amended in any material respect,
transferred or granted any rights under, or terminated any Assumed Contract, Real Estate Lease or Permit, or with respect to the Intellectual Property;

                                  (v) incurred, assumed, created, paid or
guaranteed any loan, liability or other obligation other than in the ordinary course of the Business;

                                  (vi) subjected any of the Assets to any
Encumbrance other than in the ordinary course of the Business or created or consented to any Encumbrance;

                                  (vii) suffered any damage, destruction or
casualty loss, or suffered the occurrence of any events which, individually or in the aggregate, have had, or might reasonably be expected to have, a material adverse effect on its financial condition, results of operations, assets, properties, business or prospects;

                                  (viii) changed any accounting practices or
policies or restated any historical financial information; or

                                  (ix) entered into any agreement or commitment
(other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subclauses (i) through (viii) of this subsection 5(m).

                          (n) Employees.  There is no labor strike, lockout
or work stoppage pending or threatened against or involving Seller. Except as set forth on Schedule 5(n), and except for oral arrangements with its employees at-will, who may be terminated by Seller with or without cause, Seller is not a party to any contract for the employment of any employee employed by Seller or collective bargaining agreement relating to any employee with respect to Seller. There is no pending or, to the knowledge of Seller, threatened representation question respecting any employees. Except as listed on Schedule 5(n), there are no disputes presently subject to any grievance procedure, arbitration or litigation under such agreements, nor is there any default, or any event which solely by notice and/or passage of time will become a default, under any such agreements, by Seller or any other party thereto.

No employee of Seller has delivered written or, to the knowledge of Seller, oral notice of his or her intention to resign or retire. Schedule 5(n) hereto sets forth the name, position, title or function, taxpayer identification number and salary or wages, accrued severance and vacation pay as of the date hereof with respect to each employee of Seller, and all severance pay and vacation which will accrue as a result of the transactions contemplated hereby. Seller has withheld all amounts required by Law or contract to be withheld from the wages or salaries of the employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund or to any authority with respect to unemployment compensation, Social Security or other benefits for employees. Seller has not engaged in any unfair labor practice or discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees or employee benefits. Except as set forth on
Schedule 5(n), each employee of Seller and, to Seller's and Shareholders' knowledge, after due inquiry, each employee of R.H. Jones and Company, Seller's manufacturing subcontractor, are lawful residents of the United States with full authority to hold such jobs in compliance with all applicable Laws (including, but not limited to, United States immigration Laws). None of Seller or, to Seller's and Shareholders' knowledge after due inquiry, R.H. Jones or any other subcontractor of Seller (including, but not limited to, any subcontractor located in the People's Republic of China) utilizes slave, prison or child labor with respect to the Products.

                          (o) Insurance.  Schedule 5(o) sets forth a true
and complete list of all policies of insurance in force relating to Seller (including its employees), the Business or the Assets setting forth the applicable underwriter, type of coverage, policy number and policy periods.
All such policies set forth in Schedule 5(o) attached hereto are in full force and effect; all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid; and no notice of cancellation or termination has been received with respect to any such policy. All such insurance policies will be maintained by Seller and shall continue in full force and effect up to and including the Closing Date. Seller has not failed to give any notice or present any claim under any insurance policy in due and timely fashion, and there are no claims by Seller against any of such policies as to which any insurance company is denying liability or defending under a reservation of rights clause. Seller has not received notice of, and to Seller's knowledge there are no, outstanding requirements or recommendations by any insurance company that issued a policy or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done or requiring or recommending any equipment or facilities to be installed.

                          (p) Employee Benefit Plans.  Schedule 5(p) sets
forth each pension, retirement, profit-sharing, deferred compensation, employee reimbursement, stock bonus, phantom stock or other similar plan; each medical, vision, dental or other health plan; each life insurance plan; each employment agreement; each severance agreement or arrangement; each salary continuation program; and any other employee benefit plan, including, without limitation, any "employee benefit plan" ("ERISA Benefit Plan") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which constitutes an obligation or liability of Seller and/or which Seller sponsors for the benefit of any current or former employees (or their beneficiaries) of Seller, or under which current or former employees (or their beneficiaries) of Seller are eligible to receive benefits, (collectively, the "Plans"). Seller has made available to Buyer complete and correct copies of all Plans together with the most recent report on Form 5500 including schedules thereto for each Plan required to file such report. All ERISA Benefit Plans have been operated and maintained in compliance in all respects with the provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder. There is no pending or threatened litigation relating to the Plans. All contributions required to be made on or prior to the Closing Date under the terms of any Plan have or will be made. There is not, and as of the Closing Date there will not be any, accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived with respect to any ERISA Benefit Plan. No plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to which Seller could incur any tax or liability for which an exemption has not been received from the Department of Labor and/or the Internal Revenue Service, as applicable. No "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30 day reporting requirement has not been waived has occurred with respect to any Employee Pension Benefit Plan subject to Title IV of ERISA which would subject Seller or any of the Assets to any liability. Seller does not currently participate in, has not incurred, does not expect to, and will not, as a result of the transactions contemplated herein, incur any unpaid withdrawal liability under any "multiemployer" plan as described under Section 4001(a)(3) of ERISA. Seller has not in the past and does not presently discriminate with respect to any Plan in violation of applicable Law (including, without limitation, ERISA). Each employee of Seller participates in the medical, vision, dental or other health Plans set forth on Schedule 5(p) (which Schedule designates any such Plan in which fewer than all employees participate).

                          (q) Worker's Compensation; Unemployment
Insurance. Except as disclosed in Schedule 5(q), Seller is an employer in good standing under California unemployment insurance and worker's compensation laws. The worker's compensation and unemployment insurance ratings and contributions of Seller are set forth in Schedule 5(q) hereto. Seller and/or Shareholders have no knowledge of any proposed increase therein and know of no conditions or circumstances which might result in such increase.

                          (r) Condition of Assets.  The Premises and the
Equipment transferred to Buyer will on the Closing Date be well maintained and in good working order. Except as set forth on Schedule 5(r), Seller has not within the past three years made any, and there are no pending, claims against suppliers or manufacturers of any of the Assets with respect to breach of warranty or quality or condition of the Assets.

                          (s) Included Assets.  The Assets to be
transferred to Buyer on the Closing Date include (i) all assets necessary to enable Buyer to operate the Business in substantially the same manner as the Business has been operated by Seller at all times since January 1, 1992, and
(ii) substantially all of the assets used in the Business (other than in each case the Excluded Assets).

                          (t) Undisclosed Liabilities.  There are no
liabilities or obligations whether accrued, absolute, contingent or otherwise that may be asserted against Seller with respect to the Assets, the Business or Seller except (i) Retained Liabilities and (ii) liabilities and obligations which are disclosed in this Agreement and Schedules hereto.

                          (u) COBRA.  Seller has complied in all respects
with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

                          (v) Disclosure.  No representation or warranty of
Seller contained in this Agreement and no Schedules attached hereto and no schedule, instrument, certificate or other document to be delivered at the Closing by Seller contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                          (w) Material Facts.  The Shareholders have not
intentionally or recklessly failed to disclose any material facts about the Business relevant to an analysis of the condition and operations of the Business and Seller.

                          (x) Brokers or Finders.  No broker or finder has
been involved in this transaction on behalf of Seller or the Shareholders and neither Seller nor the Shareholders will be obligated to pay any brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on Seller's part.

                          (y) Books and Records.  The books of account and
other financial and corporate records of Seller relating to the

Business which are included in the Assets are in all material respects complete and correct, are maintained in accordance with Seller's past business practices, and are accurately reflected in the financial statements of Seller.

SECTION 6.  Representations and Warranties of Buyer.

                          Buyer hereby represents and warrants to Seller and
the Shareholders as follows:

                          (a) Corporate Organization.  Buyer is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Buyer is not qualified to do business as a foreign corporation and does not own or lease real property or maintain an office in any other jurisdiction. Russ is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Buyer. There are no outstanding obligations of Buyer to issue or sell any capital stock or other securities of Buyer (including any securities convertible into or exchangeable for, or options or other rights to acquire, such capital stock or other securities). Buyer has full corporate power and authority to carry on the Business as it is currently conducted and to own, lease and operate its assets where and in the manner in which such assets are now owned, leased or operated by the Buyer. Buyer does not own any equity interest in any other entity.

                          (b) Corporate Authorization.  Buyer has full
corporate power and authority to execute, deliver and perform this Agreement and all other instruments and documents to be executed and delivered by Buyer in connection herewith (collectively, the "Ancillary Buyer Documents") to consummate the transactions contemplated hereby. This Agreement has been, and all Ancillary Buyer Documents have been or will be duly authorized, executed and approved by all necessary and proper corporate action of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, and all Ancillary Buyer Documents, when executed and delivered, will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

                          (c) No Violation or Conflict.  Neither the
execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation or other charter document or By-Laws of Buyer or any covenant, agreement or understanding to which Buyer is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder, or result in the creation or imposition of any Encumbrance thereunder upon any of the properties or assets of Buyer, other than those which would not materially and adversely affect Buyer's ability to consummate the transactions contemplated hereby.

                          (d) Consents, Approvals or Authorizations.
Except as set forth on Schedule 6(d), and except with respect to the filing required under the HSR Act, no consent, approval or authorization of, filing or registration with, or notification to, any judicial, governmental, public or regulatory body or authority is required in connection with the execution and delivery of this Agreement or any Ancillary Buyer Document by Buyer or the consummation by Buyer of the transactions contemplated hereby. No consent, approval or authorization of any person, partnership, corporation or other entity is required in connection with the execution or delivery of this Agreement or any Ancillary Buyer Document by Buyer or the consummation by Buyer of any of the transactions contemplated hereby.

                          (e) Brokers or Finders.  No broker or finder has
been involved in this transaction on behalf of Buyer and no party will be obligated to pay any brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on Buyer's part.

SECTION 7.  Investigation by Buyer.

                          Until the Closing Date and subject to the terms of a
Confidentiality Agreement dated April 20, 1994, Buyer, through its agents and employees, may conduct such investigation of the Business and the financial and legal condition of the Business as Buyer may determine. During the course of such investigation, Seller agrees to cause the facilities, books, records, personnel, accountants, distributors, sales representatives and agents of Seller to be made available for review (or interviews in the case of personnel, accountants, distributors, sales representatives and agents) by such agents and employees of Buyer during normal business hours on reasonable notice and to provide or cause to be provided to Buyer such other information with respect to Seller as Buyer shall reasonably request.

SECTION 8.  Covenants.

                          (a) Preservation of Seller.  Between the date
hereof and the close of business on the Closing Date, Seller and Shareholders will use their reasonable best efforts (i) to cause the Business to be conducted only in the ordinary course, (ii) to preserve the Business, Assets and properties of the Business intact, (iii) consistent with efficient and economical management, retain the services of the present employees, distributors, sales representatives and agents of Seller and preserve the business relationships with customers, suppliers and others, and (iv) not take, or permit or suffer to be taken, any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing that would cause the representations and warranties made by them herein not to be true, correct and accurate as of the Closing.

                          (b) Sales and Transfer Taxes.  All transfer taxes
imposed upon the transfer of the Assets and any fees payable in connection with such transfer shall be paid by the party upon whom the payment obligation therefor is imposed by Law. Buyer shall execute and deliver to Seller at Closing all applicable and properly completed sales/use tax exemption certificates as Seller may reasonably request and prepare, including, but not limited to, sale for resale exemption certificates for the transfer of any Inventory purchased by the Buyer for resale.

                          (c) Further Assurances.  From time to time after
the Closing, at Buyer's request and without further consideration (except reimbursement for out-of-pocket costs), Seller and/or Shareholders shall execute and deliver or cause to be executed and delivered such other and further instruments of conveyance, assignment and transfer, and take or cause to be taken such other action, as Buyer may reasonably require for the more effective conveyance and transfer of the Assets to Buyer and the fulfillment of Seller's obligations hereunder. From time to time after the Closing, at Seller's request and without further consideration (except reimbursement for out-of-pocket costs), Buyer will execute and deliver or cause to be executed and delivered such other and further instruments of assumption and take such other action as Seller may reasonably require for the more effective assumption by Buyer of the Assumed Liabilities and the fulfillment of Buyer's obligations hereunder.

                          (d) Post Closing Access; Preservation of Records.
From and after the Closing Date, Buyer shall make available to Seller, the Shareholders, their agents and employees all books, records and documents relating to the Business as carried on prior to the Closing Date (and, to the extent relevant to any amounts payable following the Closing pursuant to Sections 8, 9 or 15, after the Closing Date) during regular business hours as may be reasonably requested by Seller and the Shareholders; provided, however, that access to such books, records and documents shall not unreasonably interfere with the normal operation of Buyer by Seller. Buyer shall preserve all records and documents relating to the Business as carried on prior to the Closing Date in good order for a period of seven (7) years from the Closing Date.

                          (e) Best Efforts.  Seller, Shareholders and Buyer
shall use their best efforts to cause to be fulfilled the conditions to their respective obligations set forth in Sections 10 and 11.

                          (f) Environmental Matters.  From the date hereof
to the Closing Date, Seller shall not illegally store or illegally release or permit to be illegally stored or illegally released any sewage or other waste materials or any hazardous waste, hazardous substance or pollutant.

                          (g) Notification of Certain Matters.  Seller and
Buyer each agree to give prompt notice to each other of (a) the occurrence, or failure to occur, of any event the occurrence or failure of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date thereof to the Closing, and (b) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Closing Date. In particular, between the date of this Agreement and the Closing, each party shall give notice to the other promptly upon becoming aware of (a) any inaccuracy in a representation or warranty made by the party providing notice and set forth in Section 5 or
Section 6, as the case may be, or in any Schedule or (b) any event or state of facts which, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation, warranty and/or Schedule to be inaccurate. Any such notice shall describe such inaccuracy, event or state of facts in reasonable detail. Any information included in any such notice shall constitute a representation or warranty as though made in Section 5 or Section 6 hereof, as the case may be, but shall not affect the conditions to Buyer's and Seller's obligations contained in subsection 10(b) or 11(b), as the case may be, that the representations and warranties of the other party shall be true on and as of the date of this Agreement and as of the Closing as though made at such time (without modification by any notice provided pursuant to this Section).

                          (h) Accounts Receivable.  (i) For a period of
nine months following the Closing, Buyer shall act as Seller's attorney-in-fact and agent for the collection of Receivables, and Seller hereby constitutes and appoints Buyer the true and lawful attorney in fact of Seller, with full power of substitution, in the name of and on behalf of Seller, for such purpose. Buyer shall use reasonable efforts, consistent with its or its affiliates' current practice (not including the retention of any collection agency or the commencement of litigation), to collect the Receivables and to remit any such collections to Seller on a weekly basis. Receipts from customers shall be applied to such customers' oldest Receivables outstanding unless such amount has been disputed by the customer, in which event receipts from such customers shall not be applied to the disputed amount until the dispute has been resolved. Buyer may settle any outstanding dispute with a customer by granting a credit against any invoice in an amount agreed to by Seller. Seller hereby appoints and constitutes John Barbour as its sole and exclusive agent and attorney-in-fact for the purpose of approving the granting of any such credits. Buyer may endorse and deposit all checks payable to Seller into Buyer's own bank accounts.

                                  (ii) From and after the Closing Date, Buyer
shall pay to Seller, on a monthly basis within ten days after the end of each month, an amount equivalent to interest, at the prime rate announced by The Bank of New York from time to time, on the actual weekly balances during such month of the net amount of uncollected Receivables, less a reserve for doubtful accounts and reserves for other allowances in an aggregate amount of three percent (3%). Such interest payments with respect to any Receivable shall cease to accrue on the earlier of 180 days after the due date of such Receivable or nine months after the Closing Date.

                          (i) Creditors.  Seller shall pay in full when due
all amounts owed to any creditor of the Business and shall at or prior to the Closing pay in full any creditors holding Encumbrances on the Assets or otherwise cause such creditors to release such Encumbrances on the Assets (other than UCC-1 informational filings on leased personal property) and shall provide to Buyer evidence of such releases including, where applicable, any UCC-3 termination statements.

                          (j) Change of Name.  Promptly upon Closing,
Seller shall change its corporate name so as to remove any references to the name "OddzOn" and shall cease using any fictional or alternate name which Seller has in the past utilized (including, but not limited to, "SureBet"), and Seller and Shareholders shall execute all documents deemed reasonably appropriate by Buyer in order for Buyer to change its name to include "OddzOn" if Buyer elects to make such change and to enable Buyer to utilize any such fictional or alternate name.

                          (k) Retained Liabilities.  Following the Closing,
Seller shall perform in a timely manner all of its obligations, as and when required, in connection with the Retained Liabilities.

                          (l) Removal of Obsolete and Unusable Inventories.
Seller shall remove from the Premises, at its sole cost and expense, all obsolete and unusable inventory and raw material and component parts not included in the Inventory not later than ten (10) days after the Closing Date.

                          (m) Provision of Financial Information.  Upon a
determination by Buyer or Russ, in its sole discretion, that the rules and regulations of the Securities and Exchange Commission require Russ to file or publish audited financial statements of

Seller, Seller and Shareholders shall take all necessary action to provide Russ with such audited financial statements as Russ shall request for the Seller's fiscal year ended December 31, 1993. The cost of obtaining such audited financial statements shall be shared equally by Buyer and Seller. The obligation of Seller to provide such financial information shall survive the Closing for a period of two years.

                          (n) No Shopping. Between the date hereof and the
Closing Date, neither Seller nor any Shareholder shall, directly or indirectly, through any subsidiary, director, officer, employee, advisor, agent or otherwise, except in connection with the acquisition contemplated hereby, (i) solicit, initiate or encourage the submission of proposals or offers from any person relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, Seller or any business combination involving Seller (a "Transaction"), or participate in any negotiation regarding, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Transaction, and (ii) except in the ordinary course of business, in connection with the transactions contemplated hereby, or with the prior written consent of Buyer, disclose, directly or indirectly, to any person any information concerning Seller's business and properties or afford to any person access to the properties, books or records of Seller. Seller and Shareholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any Transaction.

                          (o) Post-Closing Allocation of Liability for Certain
Items.

                                  (i) Rebates. The following shall apply with
respect to Assumed Contracts with customers of the Business for rebates or other payments based on sales for the year ended December 31, 1994: On or prior to March 1, 1995, Buyer shall prepare and shall supply to Seller a schedule listing the amount of rebates and/or other payments which were paid and/or are due to be paid to each such customer as a result of sales by such customer and which rebates have been presented to Buyer for payment. The liability for such rebates and other payments to each customer listed in such schedule shall be divided between Seller and Buyer based upon the relative volume for each of Seller and Buyer of sales of the Business to such customer for 1994. Seller shall promptly reimburse Buyer for any rebates or other payments made by Buyer to customers of the Business on account of the portion of such liability imposed on Seller pursuant to the terms of this subsection 8(o)(i).

                                  (ii) Coupons. On or prior to that date which
is 120 days after the Closing Date, Buyer shall prepare, or shall cause the coupon "fulfillment house" contractor serving the Business to prepare, and shall supply to Seller a schedule of the aggregate face amount of coupons for Products which were received by such fulfillment house prior to and including that date which is 60 days after the Closing Date, and for which the fulfillment house was not previously reimbursed by Seller, as well as any service or other charges of the fulfillment house which relate to such period and/or such coupons. Seller shall promptly pay to Buyer, who shall in turn pay to the fulfillment house, such aggregate face amount and such service or other charges.

                                  (iii) Returns. Unless such product can be
identified as having been sold by the Buyer after the Closing Date, all returns of products (including any destroyed defectives in the field) received by Buyer from any customer of the Business prior to that date which is 120 days after the Closing Date (or at any time thereafter in the case of returns of products from Bart Smit pursuant to the letter from Seller to Bart Smit dated May 16, 1994 attached to Schedule 5(h) hereto) shall be for the account of Seller and shall serve to reduce such customer's oldest Receivable outstanding pursuant to subsection 8(h) or, if no Receivables from such customer constituting Excluded Assets remain outstanding, shall create a liability from Seller to Buyer, which shall be paid promptly by Seller. Such reduction and/or liability shall be equal to the amount returned and/or credited to such customer by Buyer with respect to such returned product. All products which are physically returned shall be transferred to Seller (or, at Seller's option, destroyed) to the extent that Buyer deems them to be obsolete or unusable, or to the extent such product types constituted Excluded Assets or were otherwise not included in the Inventory purchased by Buyer. To the extent that such returned products are of a type included in the Inventory purchased by Buyer and are not otherwise deemed by Buyer to be obsolete or unusable, Buyer shall retain such products and shall pay to Seller an amount equal to the book value of such products on the Closing Date, reduced by the Buyer's out-of-pocket costs related to any reworking of such products, plus an amount based on the rate which is set forth on Schedule 8(o)(iii) hereto. Except as the same have heretofore been conducted in the ordinary course of the Business, Buyer agrees not to conduct any product "sweeps" or otherwise to encourage the return of products by customers of the Business prior to February 1, 1995.

                                  (iv) Self-Insured Portion of Health Benefits
Plans. Seller agrees to reimburse Buyer promptly following Buyer's request for any payments which Buyer is required to make to or otherwise for the benefit of any employees of the Business who are employed by Buyer following the Closing (and their eligible dependents) pursuant to the terms of Seller's health benefit plans, including but not limited to medical, prescription, dental and vision plans constituting Assumed Contracts and/or reimbursements pursuant to the terms of Seller's health benefit plans, which payments relate to sickness, accident, and hospital claims resulting from or arising out of professional services rendered or prescriptions or other items supplied prior to and including the Closing Date.

                                  (v) Other Customer Allowances. All customer
inventory markdowns or other credits granted to a customer by Buyer after the Closing with regard to any particular product line shall be allocated to the inventory of such product line most recently sold to such customer, unless the markdown or credit can be specifically identified to product that was shipped prior to the close of business on the Closing Date, and in that instance the markdown or credit will be applied to that specific product. Seller shall promptly remit to Buyer the portion of such markdown or credit, if any, as is allocable to product shipped prior to the close of business on the Closing Date in accordance with the immediately preceding sentence (i.e., unless specifically identifiable, the total number of units of the product line marked down or credited must exceed the total number of units of that product line shipped by Buyer to such customer through the date of receipt by the Buyer of the customer's request for such markdown or credit before any portion of the markdown or credit is allocable to Seller). The provisions of this subsection 8(o)(v) shall not apply to customer inventory markdowns or other credits granted to customers after March 31, 1995, the costs of which shall be borne by Buyer.

                          (p) Covenant Not To Compete; Business Information;
Employees. As an inducement and necessary incident to Buyer's acquisition of the Assets, Seller and the Shareholders agree that:

                                  (i) For a period of two (2) years following
the Closing Date, neither Seller nor any Shareholder shall, without the express prior written consent of the Buyer, directly or indirectly, anywhere in the world, whether for themselves or for any other person or entity, and whether as a proprietor, principal, shareholder (other than the holder of not more than three percent (3%) of the stock of a corporation whose shares are publicly traded), lender, partner, agent, director, officer, employee, consultant, independent contractor, joint venturer or in any other capacity whatsoever, at any time during the period of time described above, enter into or engage in competition with the Buyer or any affiliate of the Buyer, including Russ, in the business of the manufacture, purchase or sale of (A) any toy or (B) any other type of product presently or in the future manufactured or offered by the Buyer or any affiliate thereof or which were offered by Seller prior to the Closing Date or offered or under development by the Seller on the Closing Date.

                                  (ii) For a period of three (3) years
following the date of expiration of the two year period referenced in subsection 8(p)(i) (the "Expiration Date"), neither Seller nor any Shareholder shall, without the express prior written consent of the Buyer, directly or indirectly, anywhere in the world, whether for themselves or for any other person or entity, and whether as a proprietor, principal, shareholder (other than the holder of not more than three percent (3%) of the stock of a corporation whose shares are publicly traded), lender, partner, agent, director, officer, employee, consultant, independent contractor, joint venturer or in any other capacity whatsoever, at any time during the period of time described above, enter into or engage in competition with the Buyer or any affiliate of the Buyer in the business of the manufacture, purchase or sale of any product that is consistent with the types or kinds of products offered or under development by the Seller on or prior to the Closing Date.

                                  (iii) Notwithstanding the foregoing
subsections 8(p)(i) and (ii), it shall not be a violation of any such subsection if either or both Shareholders shall license or sell any "New Product" (as defined in Section 6 of the Consulting Agreements attached hereto as Exhibits 10(j) and 10(k)) to any competitor without violating the terms of such Consulting Agreements, or shall sell or otherwise dispose of any obsolete or unusable inventory items.

                                  (iv) Seller and the Shareholders agree from
and after the Closing Date to preserve the confidentiality of all confidential information related to the Business, including, without limitation, all trade secrets, customer lists, identity of suppliers and distributors, methods of production and all confidential Intellectual Property. Seller and the Shareholders agree that, for a period of five (5) years from the Closing Date, they shall not, directly or indirectly, induce or attempt to induce, or assist others in inducing or attempting to induce, (A) any person who was employed by Seller and is employed by the Buyer or Russ on or after the Closing Date, or
(B) Seller's independent sales consultant David Capper, to terminate his or its relationship with Buyer or Russ or in any other manner to interfere with the relationship between Buyer or Russ and any such person.

                                  (v) Buyer and Russ shall be entitled to
specific performance, injunctive, and other equitable relief for the enforcement of the provisions of this subsection 8(p) by a court of competent jurisdiction, it being acknowledged and agreed by Seller and Shareholders that any breach or threatened breach hereof will cause irreparable injury to Buyer and Russ for which money damages alone will not provide an adequate remedy.
The rights and remedies set forth in this subsection 8(p) shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer and Russ at law or in equity. If any provisions of this subsection 8(p) should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, such provision shall instead be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.

SECTION 9.  Employee Matters.

                          (a) Interviews.  Seller shall use its reasonable
best efforts to cause all of the employees of the Business to be available for interviews and for possible employment by Buyer in the Business.

                          (b) Payments of Benefits by Seller.  Except as
otherwise provided herein, Seller shall retain liability for and shall pay or cause to be paid when due, whether before or after the Closing Date, to or for the benefit of all employees employed by Seller (and their eligible dependents) in the Business during all periods prior to and including the Closing Date all employee benefits payable up to and including the Closing Date, including without limitation, (i) all sickness, accident, and hospital claims; and (ii) all amounts in respect of service with Seller prior to and including the Closing Date in accordance with the terms and conditions of Seller's profit-sharing, bonus and phantom stock plans.

                          (c) No Employment Contracts.  Nothing in this
Agreement, including, without limitation, this Section 9, shall establish an employment contract between Buyer and any employees of Seller or constitute the creation of a right of a third party beneficiary or in any way constitute a waiver of or limitation on the employment-at-will status between Buyer and any employee of the Business employed by Buyer or a waiver or limitation on Buyer's right to terminate the employment of any employee of the Business who may be subsequently employed by Buyer. Notwithstanding the foregoing, Buyer hereby declares that it is its intention as of the date of this Agreement to hire all of the present permanent employees of the Business (other than Stillinger) on and as of the Closing Date.

                          (d) Worker's Compensation.  Seller shall be
responsible for payment of any premiums, premium deposits, interest, claims losses, retrospective adjustments and other amounts required to be paid to comply with the California workmen's compensation law for periods of coverage prior to and including the Closing Date, regardless of when the determination is made that such payment is required.

                          (e) Unemployment Compensation.  Seller agrees
that it will remain liable for and will assume the administration and defense of any claims filed by former employees of Seller arising prior to or on the Closing Date (including the claims of any employees of Seller who are not employed by Buyer) and that Seller will be responsible for payment of any sums due by Seller to the California Department of Labor as of the Closing Date.

                          (f) Vacation.  Seller agrees that it will
compensate Buyer for the accrued and unused vacation days earned by the employees of Seller prior to the Closing Date for those employees of Seller who are hired by Buyer. Compensation shall be made by a deduction from the Base Purchase Price as provided in subsection 3(b).

                          (g) Notices.  Seller will timely give all notices
required by law to be given to employees in connection with the sale of the Business and termination of employment of the employees by Seller. These notices shall include, but shall not be limited to, notices required, if any, under the Worker Adjustment and Retraining Notification Act and other similar statutes and regulations.

                          (h) W-2 Matters. Seller and Buyer agree that pursuant
to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 Cumulative Bulletin 753, with respect to filing and furnishing Internal Revenue Service Forms W- 2, W-3 and 941: (i) Seller and Buyer shall report on a "predecessor-successor" basis as set forth therein, (ii) Seller shall be relieved from furnishing Forms W-2 to employees of Seller who are hired by Buyer and (iii) Buyer shall assume the obligations of Seller to furnish such forms to employees of Seller who are hired by Buyer for the full 1994 calendar year.

                          (i) Assumption of Post-Closing COBRA Obligations.
Buyer shall assume all liabilities and obligations of Seller, if any, relating to providing the persons named in Schedule 9(i) with continuation of coverage under COBRA for coverage periods (or portions thereof) occurring after the Closing Date.

                          (j) Honoring of Pro-Rated Liabilities to Employees.
Buyer shall pay and discharge all of Seller's obligations to employees to the extent that the same are included in the Pro-Rated Liabilities.

SECTION 10.  Conditions Precedent to the Obligation of Buyer.

                 The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver in writing by Buyer, on or prior to the Closing Date, of each of the following conditions:

                          (a) Corporate Authorization.  All corporate and
other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller shall have been duly taken prior to the Closing, and Seller shall have delivered to Buyer certified copies of resolutions of the Board of Directors and stockholders of Seller authorizing the execution and delivery of this Agreement, the Ancillary Seller Documents and the consummation of the transactions contemplated hereby.

                          (b) Representations and Warranties.  The
representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Buyer certificates to that effect, dated the Closing Date, signed by an appropriate officer of Seller.

                          (c) Covenants and Agreements.  Each and all of
the covenants and agreements of Seller to be performed or complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with or duly waived and there shall have been delivered to Buyer certificates to that effect, dated the Closing Date, signed by an appropriate officer of Seller.

                          (d) Instruments of Sale or Assignment.  Seller
shall have delivered to Buyer such bills of sale, endorsements, assignments, stock powers, and instruments of transfer, assignment and conveyance as shall be reasonably required by Buyer for the transfer to Buyer of all of Seller's right, title and interest to and in the Assets, free and clear of all Encumbrances (other than UCC-1 informational filings on leased personal property). Seller shall have obtained releases of any and all Encumbrances (other than UCC-1 informational filings on leased personal property) with respect to the Assets.

                          (e) No Adverse Order or Injunction.  There shall
not be in effect on the Closing Date any judgment, decree or order issued by any court of competent jurisdiction which prohibits the consummation by Seller or Buyer of the transactions contemplated hereby.

                          (f) Judicial, Governmental or Regulatory
Approvals; Consents to Assignment. All judicial, governmental or regulatory consents, approvals or authorizations necessary to consummate the transactions contemplated by this Agreement shall have been obtained prior to the Closing, including, but not limited to, the expiration of any waiting periods pursuant to the HSR Act. All consents required for the valid assignment of any Asset to Buyer (including, without limitation, all material Assumed Contracts, Real Estate Leases and Intellectual Properties) shall have been obtained by Seller for Buyer's benefit on such terms as shall be acceptable to Buyer in its reasonable discretion and shall be in full force and effect.

                          (g) Permits.  Buyer shall have received all
licenses and permits necessary to operate the Business in accordance with all applicable Federal, state, or local laws, regulations, ordinance or other requirements, including those relating to environmental matters.

                          (h) Opinion of Counsel.  Buyer shall have
received from McManimon & Scotland, counsel for Seller, an opinion dated the Closing Date, in form and substance satisfactory to Buyer and its counsel, substantially in the form of Exhibit 10(h) attached hereto.

                          (i) Barbour Employment Agreement. John Barbour
("Barbour") shall have entered into an employment agreement with Buyer substantially in the form of Exhibit 10(i) hereto.

                          (j) Stillinger Consulting and "Koosh Ball"
Manufacturing Machine Agreements. Stillinger shall have entered into (i) a consulting agreement with Buyer substantially in the form of Exhibit 10(j)(i) hereto, and (ii) an agreement concerning his use of the "Koosh Ball" manufacturing machine referred to in subsection 1(b)(v) substantially in the form of Exhibit 10(j)(ii) hereto.

                          (k) Button Consulting Agreement. Button shall have
entered into a consulting agreement with Buyer substantially in the form of
Exhibit 10(k) hereto.

                          (l) Environmental Review. (i) At Buyer's option, at
its sole cost and expense, Buyer shall have had performed and completed a Phase I environmental review with respect to each of the Premises, as well as the property occupied by R.H. Jones and Company at which the Products are manufactured, by a consultant or consultants of its choosing, and the results of each such review shall be satisfactory to Buyer in its sole discretion. Each such Phase I review shall include, but not be limited to, environmental information obtained from Seller and R.H. Jones and Company and any of their respective environmental consultants, including a description of their industrial waste handling processes, listing the identity and volume of wastes produced. If any consultant performing such reviews shall recommend a Phase II environmental review with respect to any of the Premises and/or the property occupied by R.H. Jones and Company, the cost of such Phase II review shall be divided 50% to Buyer and 50% to Seller, and it shall be a condition to Buyer's obligation to close that such Phase II review(s) shall have been performed and completed, and the results of each such review shall be satisfactory to Buyer in its sole discretion.

                          (ii) Notwithstanding the foregoing, if the Phase I
and/or Phase II reviews performed with respect to the Premises and/or the property occupied by R.H. Jones and Company reveal conditions of environmental pollution for which the likely remediation cost, in the judgment of the consultant or consultants performing such reviews, is less than or equal to $25,000, Seller shall perform such remediation activities prior to Closing at its sole cost and expense. Upon the certification by Seller's consultant that such remediation activities have been satisfactorily performed, Buyer's condition to closing set forth in this subsection 10(l) shall be deemed to have been satisfied.

                          (m) All Documents and Proceedings Satisfactory to
Buyer and its Counsel. All certificates and other documents to be delivered by Seller and the Shareholders and all other matters to be accomplished prior to or at the Closing shall be satisfactory in the reasonable judgment of Buyer and its counsel.

SECTION 11.  Conditions Precedent to the Obligation of Seller.

                          The obligation of Seller to consummate the
transactions contemplated hereby shall be subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date, of each of the following conditions:

                          (a) Corporate Authorization.  All corporate and
other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Buyer shall have been duly taken prior to the Closing, and Buyer shall have delivered to Seller a certified copy of resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the Ancillary Buyer Documents and the consummation of the transactions contemplated hereby.

                          (b) Representations and Warranties.  The
representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by an appropriate officer of Buyer.

                          (c) Covenants and Agreements.  Each and all of
the covenants and agreements of Buyer to be performed or complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with or duly waived and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by an appropriate officer of Buyer.

                          (d) Instruments of Assumption.  Buyer shall have
delivered to Seller such instruments of assumption as shall be reasonably required by Seller for the assumption by Buyer of the Assumed Liabilities.

                          (e) No Adverse Order or Injunction.  There shall
not be in effect on the Closing Date any judgment, decree or order issued by an court of competent jurisdiction which prohibits the consummation by Seller of the transactions contemplated hereby.

                          (f) Judicial Governmental or Regulatory
Approvals. All judicial, governmental or regulatory consents, approvals or authorizations necessary to consummate the transactions contemplated by this Agreement shall have been obtained prior to the Closing, including, but not limited to, the expiration of any waiting periods pursuant to the HSR Act.

                          (g) Opinion of Counsel.  Seller shall have received
from McCarter & English, counsel for Buyer, an opinion dated the Closing Date, in form and substance satisfactory to Seller and its counsel, substantially in the form of Exhibit 11(g) attached hereto.

                          (h) All Documents and Proceedings Satisfactory to
Seller and its Counsel. All certificates and other documents to be delivered by Buyer and all other matters to be accomplished prior to or at the Closing shall be satisfactory in the reasonable judgment of Seller and its counsel.


SECTION 12.  Waiver of Bulk Transfer.

                          Buyer and Seller agree to waive compliance with any
applicable bulk sales statutes. Any and all liabilities arising out of any bulk sales laws applicable to the transactions contemplated by this Agreement shall constitute a Retained Liability for the purposes of this Agreement.



SECTION 13.  Survival of Representations, Warranties and Covenants.

                          Each and every representation, warranty and covenant
(other than any covenant set forth in Section 14, which covenants shall survive the Closing indefinitely) of Seller or Buyer contained in this Agreement, in any Schedule or in any certificate or instrument delivered pursuant hereto or in connection herewith shall survive the Closing until three (3) years after the Closing Date (except that the representations, warranties and covenants contained in subsections 5(g)(i) (relating to title to the Assets), 5(i)(B) (relating to environmental matters), 5(j) (relating to Taxes) and 5(l) (relating to Intellectual Property) shall continue in full force and effect until six (6) years after the Closing Date).

SECTION 14. Indemnification and Right of Set-Off.

                 (a) Indemnification by Seller and the Shareholders.

                 (i) Except as limited herein, each of Seller and each Shareholder jointly and severally agrees to indemnify, defend and hold Buyer, Russ and each parent, subsidiary and affiliate of Buyer, including, without limitation, their employees, directors, officers, and stockholders (hereinafter collectively referred to as the "Buyer Group") harmless from and against any and all losses, expenses, claims, charges, liabilities, damages or deficiencies, including, without limitation, interest, penalties, attorneys' fees and disbursements and any losses that may result from the granting of injunctive relief in any suit, action or proceeding, less any insurance proceeds actually collected with respect to the same (hereinafter collectively referred to as "Damages"), actually incurred by any member of the Buyer Group based upon, arising out of or otherwise in respect of (A) any breach of any covenant or agreement of Seller or any Shareholder contained in this Agreement or any Ancillary Seller Document, (B) the breach of any of Seller's or any Shareholder's representations and warranties contained in this Agreement, in any Exhibit or Schedule hereto, or in any Ancillary Seller Document delivered in connection herewith, or (C) the Retained Liabilities (including, without limitation, any mechanics' liens for work performed on, or supplies provided to, the Business; subject to subsection 14(a)(iv), Litigation involving Seller, including without limitation any pending or threatened Litigation set forth on
Schedule 5(k); the operation of the Business by Seller prior to the Closing Date,; or the generation, treatment, storage, handling, disposal or release by or in connection with the Business of any hazardous waste or hazardous substance (as defined by RCRA or CERCLA), or petroleum or other pollutant or material in existence on or prior to the Closing Date regulated under any applicable federal, state or local law, regulation, ordinance or other requirement), except to the extent that any Damage is the result of acts or omissions of Buyer Group. Notwithstanding any provision contained herein to the contrary, Seller shall have no obligation to indemnify Buyer hereunder for any Assumed Liability.

                 (ii) Indemnification obligations of Seller and the Shareholders shall only arise after Damages have reached $75,000, at which time Buyer Group shall receive indemnification for only that amount of Damages which is in excess of $75,000. The total liability hereunder of Seller and the Shareholders for indemnification shall not exceed the aggregate amount of $6,000,000, and the individual liability hereunder of each Shareholder for indemnification shall not exceed the aggregate amount of $4,500,000. Notwithstanding anything to the contrary set forth herein, the limitations set forth in this subsection 14(a)(ii) shall not apply to an indemnification claim which is based upon or arises out of: (A) the imposition or attempted imposition upon Buyer of a Retained Liability; (B) the failure by Seller to deliver good title to the Assets (other than the Intellectual Property) free and clear of all Encumbrances (other than UCC-1 informational filings on leased personal property); (C) the breach or non-fulfillment or default by Seller or any Shareholder of any covenant set forth in subsections 8(o) or 8(p) or Sections 12 or 15; (D) any liability related to the incorrect marking of Products or Product packaging by the Seller prior to the Closing; or (E) any obligations arising from the consent to the assignment of the Lease, dated June 9, 1992, as amended, between Kan-Mac, L.P. as lessor and Seller as lessee, for the Premises located at 2865 Uranium Drive, Santa Clara, California, which obligations relate to period(s) up to and including the Closing Date.

                 (iii) Buyer may, at its option, without waiver of any other rights, set off its Damages against the Deferred Payment held by the Escrow Agent, the Earnout (as defined and described in the Earnout Provisions) and/or any other amounts which, pursuant to the terms of this Agreement or any Ancillary Agreement, are required to be paid by Buyer to or on behalf of Seller and/or any Shareholder (other than payments with respect to Receivables pursuant to subsection 8(h)). Such right of set-off shall in no way limit or restrict any right of Buyer to commence an action against Seller or any Shareholder in the event that such damage or loss exceeds the amount set off by Buyer pursuant hereto.

                 (iv) Notwithstanding anything to the contrary contained herein, the following shall apply with respect to Litigation listed as "Pending" on Schedule 5(k):

                          (A) Buyer shall assume, at its sole cost and expense,
the Spanish opposition filed by Seller against Spanish Industrial Model No. 131,089.

                          (B) Buyer shall reasonably cooperate with Seller in
attempting to reach a mutually satisfactory settlement or other resolution of the U.S. cancellation proceeding filed against the Seller's MONDO trademark registration, Mondo S.p.A. v. OddzOn Products, Inc. In the event that any proposed settlement thereof shall include terms with respect to the future usage of the name "MONDO" by Mondo S.p.A. and/or the Business, Buyer shall have the right to review and, if approved by Buyer, to consent to such settlement, such consent not to be unreasonably withheld.

                          (b) Indemnification by Buyer.  Buyer agrees to
indemnify, defend and hold Seller and the Shareholders (hereinafter collectively referred to as "Seller Group") harmless from and against any and all Damages actually incurred by any member of Seller Group which are based upon, or arise out of or otherwise in respect of (i) any breach of any covenant or agreement of Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) the breach of Buyer's representations and warranties contained in this Agreement, in any Exhibit or Schedule hereto, or in any agreement, certificate, instrument or other document delivered in connection herewith, (iv) claims, actions or other litigation involving Buyer (other than those for which Seller is obligated to indemnify Buyer), (v) the operation of the Business by Buyer from and after the Closing Date, including without limitation, products produced or sold by Buyer (other than to the extent Seller is obligated to indemnify Buyer), (vi) the generation, treatment, storage, handling, disposal or release on, in, under or from the Premises or disposal at, on or under any other location of any hazardous waste or hazardous substance (as defined by RCRA or CERCLA), or petroleum or other pollutant or material used in the Business subsequent to the Closing Date regulated under any applicable federal, state or local law, regulation, ordinance or other requirement, except to the extent that any Damage is the result of acts or omissions of Seller Group or
(vii) product liability claims with respect to products manufactured or sold by the Seller prior to the Closing.

                          (c) Notice of Circumstances.  Promptly after
receipt by Seller Group or Buyer of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification pursuant to any provisions of this Agreement, such party shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing the Circumstance in reasonable detail. If notice of a Circumstance is not given to the Indemnifying Party within a sufficient period of time or in sufficient detail to apprise the Indemnifying Party of the nature of the Circumstance (in each instance taking into account the facts and circumstance known by the indemnified party with respect to such Circumstance), the Indemnifying Party shall not be liable to the party seeking indemnification to the extent that the Indemnifying Party's position is actually prejudiced as a result thereof. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any Circumstance involving the asserted liability of the party seeking indemnification. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel (which counsel will be reasonably acceptable to the indemnified party) in the compromise of, or defense against, any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In any event, the indemnified party shall have the right at its own expense to participate in the defense of such asserted liability. Under no circumstances shall the party seeking indemnification compromise any such asserted liability without the written consent of the

Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                          (d) Survival of Indemnification Obligations.  The
indemnification obligations for all claims relating to breaches of representations, warranties and covenants shall survive the Closing and shall be enforceable with respect to Damages for which a notice of Circumstance has been delivered prior to the expiration of the representation or warranty on which the indemnified party's claim is based.

SECTION 15.  Prorations.

                          All utility charges, water and sewer charges or
similar regular periodic charges with respect to the Premises (other than any such charges included in the Prepaid Assets) shall be prorated between the parties on the basis of the actual number of days elapsed from the first day of such period to the Closing Date. All personal property and ad valorem real estate taxes (other than any such taxes included in the Prepaid Assets) shall be prorated between the parties on a calendar year basis to the Closing Date. These and each other category of Pro-Rated Liabilities are set forth on
Schedule 15. To the extent that the actual amount of each category of Pro-Rated Liabilities may not be determined until after the Closing Date, the parties agree to use their joint good faith estimates of such Pro-Rated Liabilities for purposes of determining the amounts to be deducted from the Base Purchase Price, and upon calculation after the Closing of the actual amount of each such category of Pro-Rated Liabilities, to promptly remit to the proper party the difference between such good faith estimates and the actual amounts.

SECTION 16.  Costs Incident to Preparation of Agreement.

                          Each of the parties hereto shall pay, without right
of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.


SECTION 17.  Parties in Interest.

                          This Agreement is binding upon and is for the benefit
of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto (other than Russ), and no person, firm, corporation or other entity other than the parties hereto or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement.

SECTION 18. Miscellaneous.

                          (a) Assignment: Successors and Assigns.  No party
to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto in their sole and absolute discretion, except that following the Closing Seller may assign to its shareholders all of its rights under this Agreement without the consent of the Buyer. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer may assign, in whole or in part, its rights and obligations hereunder to an affiliated company.

                          (b) Notices.  All notices or other communications
required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, cabled or telecopied, or if mailed, four days after mailing (one business day in the case of express mail or overnight courier service) as follows:


                          If to Buyer

                          RBCACQ, Inc.
                          1696 Dell Avenue
                          Campbell, California 95008
                          Attention:  President

                          with a copy to:

                          Russ Berrie and Company, Inc.
                          111 Bauer Drive
                          Oakland, New Jersey  07436
                          Attention:  President

                          If to Seller

                          OddzOn Products, Inc.
                          1696 Dell Avenue
                          Campbell, California 95008
                          Attention: Scott Stillinger, Chief Executive Officer

                          with a copy to:

                          Jeffrey Kramer, Esq.
                          McManimon & Scotland
                          One Gateway Center
                          Suite 1800
                          Newark, New Jersey 07102


or in any case to such other address or addresses as hereafter shall be furnished as provided in this subsection 18(b) by any party hereto to the other party hereto.

                          (c) Waiver: Remedies.  No delay on the part of
any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power of privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

                          (d) Entire Agreement.  This Agreement and all
agreements executed and delivered in connection herewith shall constitute the entire agreement among the parties with respect to the subject matter hereof and this Agreement supersedes all prior agreements or understandings of the parties relating thereto. Except as expressly stated herein, no party has made or is making any representations or warranties in connection with the transactions contemplated herein.

                          (e) Amendment.  This Agreement may be modified or
amended only by written agreement of the parties hereto.

                          (f) Counterparts.  This Agreement may be executed
in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

                          (g) Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to the performed entirely within such state.

                          (h) Jurisdiction/Venue.  Buyer, Seller and the
Shareholders agree and consent to personal and subject matter jurisdiction in New Jersey and venue in the United States District Court for New Jersey in Newark or, if such court has and can obtain no jurisdiction over the legal action at issue, the Superior Court of New Jersey in Bergen County for any and all legal actions brought to enforce the terms of this Agreement.

                          (i) Exhibits and Schedules.  All Exhibits and
Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                          (j) Captions.  All section titles or captions
contained in this Agreement or in any Exhibit or Schedule referred to herein, and the table of contents to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to numbered sections are to sections of this Agreement.

                          (k) Publicity.  No press release or announcement
concerning the existence of this Agreement or transactions contemplated hereby shall be issued by any party without the prior consent of the other party, except as such release or announcement may (i) be required by law, rule or regulation (including applicable federal and state securities laws, rules and regulations) or (ii) be made by Buyer if the identity of Seller is not disclosed, provided that in each case the party making the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                          (l) Severability.  Any provision of this
Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

                          (m) Allocation of Purchase Price. The fair market
values of the Assets and the allocation of the purchase price among the Assets and the covenant not to compete in subsection 8(p) for purposes of Section 1060 of the Code shall be determined by the parties after the Closing in accordance with the methods of allocation set forth in Schedule 18(m) hereof, and each party agrees to be bound by such fair market value determination and allocation and to file Form 8594 with the IRS reflecting the same.

                          IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed as of the date first above written.

                                                   RBCACQ, INC.



                                                   By
                                                     ---------------------------
                                                     Name: A. Curts Cooke
                                                     Title: Vice-President


                                                   ODDZON PRODUCTS, INC.

                                                   By
                                                     --------------------------
                                                     Scott Stillinger,
                                                     Chief Executive Officer

                                                   PRINCIPAL SHAREHOLDERS:



                                                   ----------------------------
                                                   Scott Stillinger



                                                   ----------------------------
                                                   Mark Button



The undersigned hereby guarantees the performance of the obligations of the Buyer under this Agreement.


                                                   RUSS BERRIE AND COMPANY, INC.

                                                   By:
                                                      --------------------------
                                                   Name: A. Curts Cooke
                                                   Title: President










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